As filed with the Securities and Exchange Commission on June 21, 2023
Registration No. 333-220199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA UNITED INSURANCE SERVICE, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-0826400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7F, No. 311 Section 3 Nan-King East Road Taipei City, Taiwan
(Address of Principal Executive Offices)	(Zip Code)

CHINA UNITED INSURANCE SERVICE, INC. 2017 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Yi-Hsiao Mao Director and Chief Executive Officer 7F, No. 311 Section 3 Nan-King East Road Taipei City, Taiwan +8862-87126958	F. Reid Avett Womble Bond Dickinson (US) LLP 2001 K Street, NW Washington D.C. (202) 857-4425
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to Registration Statement No. 333-220199 on Form S-8 (the “Registration Statement”) of China United Insurance Service, Inc., a Delaware corporation (the “Company”).

The Company is filing this Amendment to withdraw and remove from registration the registered, unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

As of June 16, 2023, the Company had fewer than 300 shareholders of record. As a result, after filing this Amendment, the Company plans to file a Form 15 to deregister its common stock under Sections 12(g) and Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, as of June 21, 2023, the Company has not issued any of the securities initially registered under the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in Taipei City, Taiwan, on this June 21, 2023.

CHINA UNITED INSURANCE SERVICE, INC.

By:	/s/ Yi Hsiao Mao
	Name:	Yi Hsiao Mao
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.